EXHIBIT K-1

 Comparison of Allocation of Federal Income Tax Liability under
    Proposed Amended Tax Allocation Agreement and Rule 45(c)

ASSUMPTIONS:
          Parent Company has $30 of tax benefits of which $10 relates to acquisition indebtedness and $20 relates to other Parent Company expenses.
          Any tax benefits not used by the Parent are shared 50/50 between Company A and Company B.


Rule 45(c)
                                                            Total
                   Parent        Company      Company    Consolidated
                   Company          A            B       Tax Liability

(Tax Benefit)/Cost   (30)           50           50          70
                      30           (15)         (15)          0
                       0            35           35          70




Proposed
Amended

                                                            Total
                   Parent        Company      Company    Consolidated
                   Company          A            B       Tax Liability


(Tax Benefit)/Cost   (30)          50            50          70
                      20          (10)          (10)          0
                     (10)          40            40          70

Conclusion:
   The total consolidated tax is still the same after the Parent Company loss allocation, and neither Company A nor Company B pays more than their stand-alone tax.